Cyclacel Pharmaceuticals, Inc.

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CYCLACEL PHARMACEUTICALS ANNOUNCES $36 MILLION REGISTERED DIRECT FINANCING

BERKELEY HEIGHTS, NJ, FEBRUARY 13, 2007   —   Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP) announced today that the Company has entered into definitive agreements with institutional investors to raise $36 million in gross proceeds, before deducting placement agent fees and estimated offering expenses, in a ‘‘registered direct’’ offering through the sale of shares of its common stock and warrants. Cyclacel has entered into subscription agreements with these investors pursuant to which it has agreed to sell approximately 4.2 million units, each unit consisting of one share of common stock and a warrant to purchase 0.25 shares of common stock, at a purchase price of $8.47125 per unit. The purchase price for the shares and the exercise price for the warrants will be $8.44 per share, the closing bid price for the Company’s common stock on February 12, 2007. Investors in the financing will pay $0.125 per warrant. At closing, the Company will issue approximately 4.2 million shares of common stock and warrants to purchase approximately 1.1 million shares of common stock. The closing of the offering is subject to certain conditions and is scheduled to occur on or around February 16, 2007.

Lazard Capital Markets LLC served as lead placement agent and Needham & Company, LLC and ThinkEquity Partners LLC served as co-placement agents for the offering.

A shelf registration statement relating to the securities that Cyclacel intends to sell has previously been filed with, and has been declared effective by, the Securities and Exchange Commission (‘‘SEC’’). This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a development-stage biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. The Company is currently evaluating seliciclib (CYC202), an orally-available cyclin dependent kinase inhibitor, in Phase IIb clinical trials for the treatment of lung cancer. Sapacitabine (CYC682) is an orally-available, cell cycle modulating nucleoside analog is in Phase I clinical trials for the treatment of cancer. An IND was submitted in December 2006 for CYC116, an orally-available, Aurora kinase and VEGFR2 inhibitor. Several additional programs are at an earlier stage.

Note: The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc.

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or

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later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words ‘‘may,’’ ‘‘will,’’ ‘‘would,’’ ‘‘could,’’ ‘‘should,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘projects,’’ ‘‘potential,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘continues,’’ ‘‘forecast,’’ ‘‘designed,’’ ‘‘goal,’’ or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under ‘‘Risk Factors’’ in the registration statement on Forms S-3 (File No. 333-140034) and S-4 (File No. 333-131225) and in the other reports of Cyclacel filed with the SEC.

Contacts for Cyclacel:
For Investors:
TS Communications Group, LLC	(914) 921-5900
Tara Spiess / Andrea Romstad
For Media:
Feinstein Kean Healthcare	(617)577-8110
Robert Gottlieb / Kate Weiss